EXHIBIT 10.2
SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement ("Agreement") is entered into by and between the Federal Home Loan Bank of Seattle (the "Seattle Bank") and Richard Riccobono ("EMPLOYEE") to set forth the terms and conditions of EMPLOYEE'S separation from his employment with the Seattle Bank.
In order to provide EMPLOYEE with separation benefits to assist him in the transition to other opportunities and to fully and finally resolve any and all issues related to EMPLOYEE's employment with and termination from the Seattle Bank, the Seattle Bank and EMPLOYEE agree as follows:

1.	Separation Date.
EMPLOYEE's employment with the Seattle Bank ended as of October 25, 2010 (Separation Date). On the next regularly scheduled pay date, EMPLOYEE will be paid his accrued, unpaid salary through October 31, 2010, as well as any accrued but unused vacation he had as of the Separation Date.

2.	Reservation of EMPLOYEE's Rights in Certain Benefits.
Nothing contained in this Agreement will release or discharge the Seattle Bank with respect to any vested right EMPLOYEE had as of the Separation Date in any retirement plan of the Seattle Bank.

3.	Severance Pay and Benefit.
The Seattle Bank agrees to provide EMPLOYEE with the severance pay and benefit as set forth below:

a.
Severance Pay. Severance pay in an amount equal to EMPLOYEE's annual base salary ($524,382), less required withholdings. The severance pay under this subsection 3(a) will be paid to EMPLOYEE in twenty-four (24) approximately equal semi-monthly installments (1/24 of $524,382), less required withholdings, in accordance with the Seattle Bank's normal payroll policies, beginning on November 15, 2010, and continuing for the next twenty-three (23) pay periods thereafter. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each such installment shall be treated as a separate payment. EMPLOYEE acknowledges that this severance pay is offered solely as consideration for entering into this Agreement.

b.
Severance Benefit. The Seattle Bank will pay the premium for continued coverage for EMPLOYEE and his eligible dependents under the Seattle Bank's group health insurance plans for a period of eighteen (18) months following the Separation Date or until EMPLOYEE is covered under another employee group health insurance plan, whichever period is shorter. Any such premium payments will be treated as taxable income to EMPLOYEE. EMPLOYEE acknowledges that this severance benefit is offered solely as consideration for entering into this Agreement.

4.	Code Section 409A.
The parties intend that this Agreement and the payments and other benefits provided hereunder shall be exempt from the requirements of Code Section 409A, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-l(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1 (b )(9)(iii), or otherwise (including, without limitation, pursuant to Treasury Regulation Section 1.409A-l(b)(9)(v». Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intentions.

5.	No Additional Compensation or Benefits.
EMPLOYEE and the Seattle Bank agree that, except as expressly set forth in this Agreement, EMPLOYEE shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits, or other consideration from the Seattle Bank. EMPLOYEE shall not be entitled to make contributions to the Seattle Bank 401(k) Savings Plan from the severance pay described in Section 3(a).

6.	Return of Seattle Bank Property.
EMPLOYEE represents and warrants that he has returned to the Seattle Bank all the Seattle Bank property, including, without limitation, any laptop computer, keys, access cards, parking pass, credit cards, cellular telephones, books, manuals, files, computer software, disks, papers, and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Seattle Bank, including, but not limited to, its business, employees, and customers, and that he has not retained copies, in whatever form, of any such materials or documents. Notwithstanding anything to the contrary set forth herein, the Seattle Bank acknowledges and agrees that EMPLOYEE may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records. Further, notwithstanding anything to the contrary set forth herein, the Seattle Bank will, within ten (10) business days following the effective date oft his Agreement, provide to EMPLOYEE a hard copy and an electronic copy of his contacts currently stored on the computer he used as a Seattle Bank employee, excluding those contacts who are members, directors of members, or employees of members of the Seattle Bank.

7.	Covenant Not to Sue.
EMPLOYEE represents that he has not filed any claim that was released in this Agreement against the Seattle Bank or the Released Parties (as defined below) with any court or government agency, and that he will not, to the extent allowed by applicable law, file any lawsuit against the Seattle Bank at any time in the future; provided, however, that this will not bar EMPLOYEE from filing a claim to enforce the terms of this Agreement. If any government agency brings any claim or conducts any investigation against the Seattle Bank, nothing in this Agreement forbids EMPLOYEE from cooperating in such proceeding(s), but by this Agreement, EMPLOYEE waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceeding(s).

8.	EMPLOYEE's Release of Claims Against the Seattle Bank.
In consideration of the severance pay and benefit set forth above, which are given to EMPLOYEE specifically in exchange for this release, EMPLOYEE, on behalf of himself, his marital community, and their heirs, successors, and assigns, releases and discharges the Seattle Bank, past and present directors, officers, employees, agents, insurers, attorneys, and representatives of the Seattle Bank, and past and present employee benefit plans sponsored by the Seattle Bank, including the directors, officers, trustees, administrators, employees, attorneys, and agents of such plans, ("Released Parties") from any and all claims, charges, causes of action, and damages (including attorneys' fees and costs actually incurred), known and unknown ("Claims"), including those claims arising before the effective date of this Agreement related in any way to EMPLOYEE's employment with or termination from the Seattle Bank. It is understood and agreed that the waivers in this Agreement are not intended to waive EMPLOYEE's rights: (a) to indemnification under any agreement with the Seattle Bank or applicable provision of the Seattle Bank's Bylaws, or pursuant to applicable law; (b) under ERISA or applicable plan documents to receive his accrued vested benefits and any benefits specifically reserved for him in this Agreement; or (c) respecting the Seattle Bank's obligations under this Agreement.
For the purposes of implementing a full and complete release and discharge of the Seattle Bank and the other Released Parties, EMPLOYEE expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement is intended to resolve fully and finally any such Claims.
This release specifically includes, but is not limited to, rights and claims under the local state or federal laws prohibiting discrimination in employment, including Title VII of the 1964 Civil Rights Act, the Americans with Disabilities Act, the Washington Law Against Discrimination, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as otherwise state herein), as well as any other state or federal laws or common law theories relating to discrimination in employment, termination of employment, or personal injury, including, without limitation, all claims for breach of contract, fraud, defamation, loss of consortium, and emotional distress.

9.	Voluntary Agreement; Full Understanding; Advice of Counsel.
EMPLOYEE understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion. EMPLOYEE understands and agrees that, by signing this Agreement, he is giving up any right to file legal proceedings against the Seattle Bank based on rights or claims that existed before the date he signs this Agreement. EMPLOYEE is not giving up rights or claims that may arise after the date the Agreement is executed. EMPLOYEE also acknowledges that he has been given a full opportunity to review and negotiate this Agreement, that by this document he has been specifically advised in writing to consult with legal counsel prior to signing, and that he executes this Agreement only after full reflection and analysis.

10.	No Representations.
EMPLOYEE acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Seattle Bank or by any of the Seattle Bank's agents, representatives, or attorneys to induce him to sign this Agreement.

11.	Non-admission.
This Agreement shall not be construed as an admission of wrongdoing or evidence of noncompliance with or violation of any statute or law by the Seattle Bank or EMPLOYEE.

12.	Confidential Information.

a.
Acknowledgment of Receipt of Confidential Information. EMPLOYEE acknowledges that he has occupied a position of trust and confidence with the Seattle Bank, and during EMPLOYEE's employment with the Seattle Bank, he has become familiar with the Seattle Bank's trade secrets, business plans and strategies, and with other proprietary and confidential information regarding the Seattle Bank and its business, employees, and members. EMPLOYEE agrees that (a) the agreements and covenants contained in this section are essential to protect the Seattle Bank and the goodwill of its business; (b) the Seattle Bank would be irreparably damaged if EMPLOYEE were to disclose confidential information in violation of this provision or Section 8 of EMPLOYEE's employment agreement; and (c) the severance pay and benefit provided him under this Agreement are given to him in part in exchange for his agreement to the restrictions set forth herein and in Section 8 of his employment agreement. As used in this Agreement, "Confidential Information" shall, in addition to having the meaning set forth in Section 8 of EMPLOYEE's employment agreement, mean any information relating to the business or affairs of the Seattle Bank or its customers, including, but not limited to, information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, business plans, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, examination reports, or other proprietary information used by the Seattle Bank in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of EMPLOYEE. EMPLOYEE acknowledges that Confidential Information is vital, sensitive, confidential, and proprietary to the Seattle Bank.

b.
Agreement to Maintain Confidentiality of Seattle Bank Information. EMPLOYEE shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Seattle Bank, furnish, make available, or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information.

c.
Remedies. EMPLOYEE acknowledges and agrees that the covenants set forth in this Section 12 are reasonable and necessary for the protection of the Seattle Bank's business interests, that irreparable injury will result to the Seattle Bank if EMPLOYEE breaches any of his confidentiality obligations under this Agreement, and that in the event of EMPLOYEE's actual or threatened breach of such confidentiality obligations, the Seattle Bank will have no adequate remedy at law. EMPLOYEE accordingly agrees that in the event of any actual or threatened breach by him or any of his confidentiality obligations under this section, the Seattle Bank shall be entitled to immediate temporary injunctive and other relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Seattle Bank from pursuing any remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

d.
Advice of Counsel. Nothing in this Agreement shall limit EMPLOYEE's ability to share information with legal counsel which counsel is under an agreement or duty to maintain the confidentiality of that information.

13.	Mutual Confidentiality of Agreement.
EMPLOYEE and the Seattle Bank may acknowledge to third parties that their parting was on mutually satisfactory terms. EMPLOYEE agrees that he will keep the circumstances that led to the creation and execution of this Agreement completely confidential and will not publicize or disclose those circumstances in any manner, in writing or orally, to any person, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. EMPLOYEE may, however, disclose the terms of this Agreement to his spouse, his attorney, or to his tax advisors and accountants, as necessary. The Seattle Bank likewise agrees to keep the circumstances that led to the creation and execution of this Agreement confidential and will not publicize or disclose those circumstances in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order and it being understood that the Seattle Bank will describe and file this Agreement in a filing with the Securities and Exchange Commission. Further, the Seattle Bank may disclose the circumstances that led to the creation and execution of this Agreement to its senior management, Board of Directors, regulators, attorneys, and accountants.

14.	Non-Disparagement Obligation.
EMPLOYEE agrees not to disparage the Seattle Bank or its directors, officers, employees, agents, and representatives. The Board of Directors and senior management of the Seattle Bank agree not to disparage EMPLOYEE.

15.	Future Cooperation.
EMPLOYEE agrees, at the Seattle Bank's reasonable request, to cooperate with the Seattle Bank and any of its directors, officers, agents, employees, attorneys and advisors in Seattle Banks' investigation of, preparation for, and prosecution or defense of any matter(s) brought by or against the Seattle Bank or any Released Party, including, without limitation, litigation regarding: (a) circumstances about which EMPLOYEE has any actual or alleged knowledge or expertise that was obtained during EMPLOYEE's employment with the Seattle Bank or (b) any of EMPLOYEE's acts or omissions, actual or alleged, during EMPLOYEE's employment with the Seattle Bank. EMPLOYEE agrees that, upon reasonable notice, EMPLOYEE will appear and provide full and truthful testimony in proceedings associated with the above-referenced matters, provided that the Seattle Bank agrees to reimburse EMPLOYEE for all reasonable travel expenses associated with the giving of testimony and works with EMPLOYEE as reasonably practicable to schedule the activities contemplated by this Section 15 so as not to unreasonably interfere with EMPLOYEE's other commitments.

16.	Applicable Law; Venue; Attorneys' Fees; Interpretation.
This Agreement will be interpreted in accordance with the laws of the State of Washington, without regard to its conflict of laws. Any lawsuit between the parties arising out of this Agreement shall be brought in state or federal court in King County, Washington. The prevailing party in such action shall be awarded attorneys' fees and costs (whether or not taxable under any applicable statute), including fees and costs incurred prior to suit in any administrative proceeding or on appeal. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either party.

17.	Entire Agreement.
This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. This Agreement shall not be modified or varied except by a written instrument signed by EMPLOYEE and an authorized representative of the Seattle Bank.

18.	Severability.
It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall continue to be fully valid and enforceable.

19.	Execution.
This Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.
BY SIGNING THIS AGREEMENT, YOU STATE THAT:
(a) YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO
CONSIDER ITS TERMS;
(b) YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS
AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;
(c) YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;
(d) YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY
BEFORE SIGNING THIS AGREEMENT AND HAVE BEEN ADVISED TO DO SO;

(e) YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY;
AND
(f) YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE BY YOU
OF ALL KNOWN AND UNKNOWN CLAIMS.

FEDERAL HOME LOAN BANK
OF SEATTLE
/s/ William V. Humphreys
William V. Humphreys
Title: Chairman
Date: October 25,2010

/s/ Richard M. Riccobono
Richard Riccobono
Date: October 25, 2010